Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Beyond Air, Inc. on Form S-3 (File No.’s 333-231416, 333-233283, and 333-237958) and S-8 (File No.’s 333-227697, 333-238239, 333-257562 and 333-269861) of our report dated June 22, 2023, with respect to our audit of the consolidated financial statements of Beyond Air, Inc. as of and for the year ended March 31, 2023, which report is included in this Annual Report on Form 10-K of Beyond Air, Inc. for the year ended March 31, 2023.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

June 22, 2023